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                                                                     EXHIBIT 2.3


                      IN THE UNITED STATES BANKRUPTCY COURT

                      FOR THE EASTERN DISTRICT OF LOUISIANA

In re:
                                                      NUMBER
JCC HOLDING COMPANY,                                  01-10086
                                                      SECTION "A"
DEBTOR(S).
                                                      CHAPTER 11
                                                      REORGANIZATION

                            Jointly Administered with

JAZZ CASINO COMPANY, L.L.C.                           No. 01-10087
JCC CANAL DEVELOPMENT, L.L.C.                         No. 01-10088
JCC FULTON DEVELOPMENT, L.L.C.                        No. 01-10089
JCC DEVELOPMENT COMPANY, L.L.C.                       No. 01-10090

                 SUPPLEMENT TO DISCLOSURE STATEMENT

Subsequent to the approval and printing of the Disclosure Statement, further discussions with the LGCB have resulted in further modifications to the Second Amended and Renegotiated Casino Operating Contract. Accordingly, the section of the Disclosure Statement on pages 92-93 entitled "Second Amended and Renegotiated Casino Operating Contract" which appears in Section VII. Confirmation and Consummation Procedure, D. Consummation, is replaced in its entirety by the following:

            2.  Second Amended and Renegotiated Casino Operating Contract.

            The Plan contemplates that on the Effective Date, Jazz Casino will enter into the Second Amended and Renegotiated Casino Operating Contract, pursuant to which Jazz Casino's payment obligations to the LGCB will be amended and certain restrictions currently imposed on Jazz Casino will be modified. It is contemplated that under the Second Amended and Renegotiated Casino Operating Contract, payments to the LGCB would be set at the greater of (i) 21.5% of Gross Gaming Revenue from the Casino in the applicable COC Fiscal Year, or (ii) $50 million for the period from April 1, 2001 to March 31, 2002, and $60 million for each annual period thereafter. In addition, Jazz Casino would pay an override on Gross Gaming Revenues equal to (i) 1.5% of Gross Gaming Revenues in excess of $500 million, up to $700 million, (ii) 3.5% for Gross Gaming Revenues in excess of $700 million, up to $800 million, (iii) 5.5 % for Gross Gaming Revenues in excess of $800 million, up to $900 million, and (iv) 7.5% for Gross Gaming Revenues in excess of $900 million.

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            Jazz Casino will procure an initial rolling, four-year Minimum
Payment Guarantee guaranteeing the Minimum Payments required to be made to the LGCB under the Second Amended and Renegotiated Casino Operating Contract, and will provide rolling, three- year Minimum Payment Guarantees thereafter. The initial Minimum Payment Guarantee will be provided by HET, and will guarantee the following amounts payable to the LGCB: $50.0 million in the period April 1, 2001 to March 31, 2002; $60.0 million in the period April 1, 2002 to March 31, 2003; $60.0 million in the period April 1, 2003 to March 31, 2004; and $60.0 million in the period April 1, 2004 to March 31, 2005. By March 31 of each year (beginning with March 31, 2003), Jazz Casino would have to obtain and post a Minimum Payment Guarantee (or extension thereof) extending the Minimum Payment Guarantee to the third anniversary of such date, so that three years of future payments to the LGCB would be guaranteed. If Jazz Casino failed to provide such a guarantee, there shall be an event of default under the Second Amended and Renegotiated Casino Operating Contract. In such case, Jazz Casino would be permitted to continue operating the Casino only until the last day covered by the Minimum Payment Guarantee then in effect.

            If annual Gross Gaming Revenues exceed $350 million for two consecutive COC Fiscal Years and, during that period of time, (i) payments to the LGCB are deemed continuing and recurring as evidenced by Jazz Casino making all payments due under the Second Amended and Renegotiated Casino Operating Contract without intervention and payment by the guarantor, and (ii) Jazz Casino meets the financial stability requirements in the Second Amended and Renegotiated Casino Operating Contract, then no further new or extended Minimum Payment Guarantee shall thereafter be required.

            In addition, the Plan contemplates that provisions of the current Casino Operating Contract and Gaming Act that restrict or prohibit the provision of food and restaurant facilities and service, lodging or the sale of products not directly related to gaming operations would be modified.

            The following sentence is added on page 3 of the Disclosure Statement at the end of the section entitled "I. Introduction and Summary":

            Discussions with the State, the City, the LGCB, and the Rivergate Development Corporation continue. As a result of those discussions, there may be further modifications to the arrangements described in this Disclosure Statement.

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